Exhibit 99.1

BioLife Solutions Reports Preliminary Revenue for 2014

Proprietary Products Revenue Growth of 25% over 2013; HypoThermosol® and CryoStor® Now Embedded in 175 Regenerative Medicine Clinical Trials

BOTHELL, WA— January 12, 2015 — BioLife Solutions, Inc. (NASDAQ: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media and precision thermal shipping products for cells and tissues  (“BioLife” or the “Company”), today announced preliminary revenue for the fourth quarter and full year 2014 and a recap of operational accomplishments.

Revenue in the fourth quarter of 2014 was $1.8 million, including sales of our proprietary biopreservation media products, which grew to $1.5 million. This represents 21% growth over the same period in 2013. In Q4, the Company also recorded $0.3 million in revenue from contract manufacturing.

For the year, the Company recorded preliminary total revenue of $6.3 million, including $4.9 million in proprietary product revenue, which represents year over year growth of 25%. In 2014, the Company also recorded $1.4 million in revenue from contract manufacturing customers.

Mike Rice, BioLife President & CEO, remarked on the Company’s performance in 2014 by stating, “2014 was a very strong year during which we experienced rapid acceleration of product adoption in the regenerative medicine space, especially by customers in the growing and exciting cellular immunotherapy space.  In 2014 we also transformed the Company’s financial position, strengthening our balance sheet by successfully raising $15.4 million, which resulted in $13.6 in net proceeds, and eliminating all of our debt. This enabled us to uplist BioLife stock to the NASDAQ Capital Market. Finally, we formed our biologistex CCM joint venture with SAVSU Technologies to strengthen our products and services offering and our position as a premier tools provider to the biobanking, drug discovery, and regenerative medicine markets.”

2014 Operations Highlights:

Product Adoption:

Management believes that at the end of 2014, BioLife’s HypoThermosol cell and tissue storage/shipping media and CryoStor cryopreservation freeze media were incorporated in the cell manufacturing, storing, shipping, freezing, and clinical delivery processes of approximately 175 regenerative medicine clinical trials. This is a significant increase in adoption in 2014, during which management believes the Company’s products were incorporated into an additional 75 clinical trials.

Within the cellular immunotherapy segment of the regenerative medicine market, management estimates that BioLife’s products are embedded in at least 75 clinical trials of chimeric antigen receptor T cells (CAR-T), T cell receptor (TCR), dendritic cell (DC), tumor infiltrating lymphocytes (TIL), and other T cell-based cellular therapeutics targeting solid tumors, hematologic malignancies, and other diseases and disorders. Management believes a large majority of private and publicly traded cellular immunotherapy companies are BioLife customers.

The Roots Analysis market research report titled Dendritic Cell and CAR-T Therapies, 2014 – 2024, published in November 2014, estimates that the cellular immunotherapies market could grow to $4 billion by 2024.  BioLife’s addressable share of this market is attributed to the demand for biopreservation media and controlled temperature shipping containers.

biologistex Joint Venture with SAVSU Technologies

In September 2014, the Company formed biologistex CCM, a joint venture with SAVSU Technologies, to market, fulfill, and support rentals of SAVSU’s EVO™ smart shipping containers.  biologistex will be a branded, cloud-hosted Software as a service (SaaS) subscription business model where customers access a secure web-based application used to manage and monitor critical location and payload environmental data for shipments of temperature sensitive biologics, including manufactured cell products used in regenerative medicine clinical trials.

BioLife will exhibit the EVO shipper and the biologistex web-based application at the Phacilitate Cell & Gene Forum, January 26 – 28, 2015, at the Grand Hyatt in Washington, DC.

Cash Management

The Company’s ended the year with cash and investments of $10 million, with cash burn in Q4 of approximately $1 million. Key investments since the March 2014 equity raise included additional headcount in sales and marketing, investments in the biologistex CCM joint venture, and improving key supplier relationships by reducing payables.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and precision thermal shipping products for cells, tissues, and organs. BioLife also performs contract aseptic media formulation, fill, and finish services. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, new products and services, and third party projections regarding the future markets for certain products and services. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; reliance upon SAVSU for completing the development and manufacturing of biologistex CCM’s products; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com